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REQUEST FOR ADDITIONAL
INFORMATION ABOUT
THE CONVERSION

Please send me the Plan of Conversion, including the proposed Amended and Restated Articles of Incorporation and Bylaws of American Savings Bank of Danville.

I understand this request for information does not obligate me to purchase any shares of common stock.

                                                      Business
Name:_______________________________________          Phone  (___)______________

Address:  __________________________________          Home
                                                      Phone (___)_______________
          __________________________________

          __________________________________

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